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                                                                     EXHIBIT B
                                 EMPLOYMENT AGREEMENT
                                    BY AND BETWEEN
                             CASINO RESOURCE CORPORATION
                                         AND
                                    JOHN J. PILGER


    THIS AGREEMENT, entered into on May 20, 1996, is made by and between Casino Resource Corporation ("CRC") and John J. Pilger ("Pilger").

    WHEREAS, CRC and Pilger have been parties to a written employment agreement which has governed the parties' relationship; and

    WHEREAS, CRC desires the services of Pilger to assist CRC in its operations as provided herein, and Pilger has agreed to provide such services;

    NOW, THEREFORE, CRC and Pilger, in consideration of the mutual promises and covenants contained herein, agree as follows:

    I. EMPLOYMENT. CRC agrees to employ Pilger as its Chairman of the Board and Chief Executive Officer. Pilger hereby accepts such employment. Pilger will serve CRC under the direction of its Board of Directors. During the term of this Agreement, Pilger agrees to devote a majority of his business time, skill, energy and attention to the services and business of CRC, and shall perform such services in a diligent, trustworthy, loyal and business-like manner, all for the purpose of advancing the business of CRC.

    II. NON-EXCLUSIVITY OF SERVICES. Pilger will devote his best efforts to the performance of his duties hereunder. Pilger will not, without the written consent of the Board of Directors of CRC, engage in any activity which conflicts with the performance of his duties hereunder during the term of this Employment Agreement. Pilger warrants that there exist no undisclosed written or oral arrangements preventing his service to CRC, and that he has not made any undisclosed commitment or performed any undisclosed act, and will not make any commitment or perform any act, in conflict with his duties to CRC.

    III. TERM. This Employment Agreement shall have a term of three years and two months ("Initial Term"), beginning on May 20, 1996 and expiring on July 19, 1999. This Employment Agreement will, after expiration of the Initial Term, automatically extend for consecutive additional one year terms ("Succeeding Terms") absent sixty (60) days of written notice from either party to the other, prior to the expiration of either the Initial Term or any Succeeding Term, of the party's intent not to renew the

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Employment Agreement. Both the Initial Term and any Succeeding Terms shall be subject to termination before expiration under Section VII hereof.

                                                                     EXHIBIT B

    IV. COMPENSATION. In consideration of Pilger's acceptance of continued employment and performance of duties under this Employment Agreement, including but not limited to the provisions of Sections V and VI, CRC shall pay to Pilger the following:

A. Salary. Pilger shall be paid a salary at an annual rate of Two Hundred Twenty-five Thousand and no/100 ($225,000.00) Dollars ("Base Salary"). Base Salary payments hereunder shall be made in the same manner and number as are the salary payments of other CRC employees. Pilger's base salary shall increase each year as determined by an increase in the consumer price index between January 1st of the prior year and January 1st of the current year.

B. Bonus Compensation. In addition to Base Salary, Pilger shall be entitled to receive a cash bonus for each fiscal year in which CRC generates net income in excess of One Million and no/100 ($1,000,000.00) Dollars, as set forth in CRC's audited consolidated financial statements. The amount of such bonus, if payable, shall be Twenty-five Thousand and no/100 ($25,000.00) Dollars per One Million and no/100 ($1,000,000.00)
    Dollars in earnings per fiscal year, unless Pilger was not employed by CRC for the full fiscal year, in which case the bonus amount shall be prorated for that portion of the fiscal year Pilger was so employed. The foregoing bonus shall be in addition to any bonus which may be granted to Pilger by the compensation committee of the Board of Directors pursuant to Section VIII of the Agreement.

C.       BENEFITS.

1. For such time as Pilger is employed under this Employment Agreement, CRC shall provide for Pilger, at its own expense, life insurance policies providing coverage in the amount of One Million and no/100 ($1,000,000.00) Dollars, subject to availability of such coverage. Pilger may name the beneficiaries of these policies.

2. For such time as Pilger is employed under this Employment Agreement, CRC shall provide for Pilger, at its own expense, a long-term disability policy providing replacement income coverage in the amount of at least One Hundred Thousand and no/100 ($100,000.00) Dollars per year, subject to availability of such coverage.

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3.            Pilger shall be entitled to four (4) weeks of paid vacation per calendar year, which vacation shall accrue on January 1st of each year. In lieu of any vacation time not taken, Pilger shall receive cash compensation for any vacation which is not used in the calendar year it is accrued.

                                                                     EXHIBIT B


4. Pilger shall, for each fiscal year this Employment Agreement remains effective, be entitled to benefits under health plans, pension plans, stock purchase plans, and any other benefit plans, on the same terms as such benefits are available generally to other senior executives of CRC, as well as any benefits which are expressly granted to Pilger by the Board of Directors of CRC.

5. Pilger shall receive an automobile allowance not to exceed Seven Hundred Fifty and no/100 ($750.00) Dollars per month.

D.       EXPENSE REIMBURSEMENT.

6. CRC will pay or reimburse Pilger for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Employment Agreement, subject to the presentation of appropriate vouchers in accordance with CRC's normal policies for expense verification.

7. The parties acknowledge that under certain circumstances it shall be to CRC's advantage that Pilger's spouse or significant other accompany him to out-of-town meetings or functions which involve or affect the business of CRC. Accordingly, the parties agree that Pilger's spouse or significant other shall be allowed to accompany him to up to four (4) such functions per year, and CRC shall reimburse Pilger for all reasonable and necessary expenses arising from her travel.

    V. COVENANT NOT TO SOLICIT. In partial consideration of the compensation paid under this Employment Agreement, including but not limited to the company-sponsored insurance policies set forth in Paragraph IV C above, Pilger agrees that during the term of this Employment Agreement and for one year following the termination of his employment, whether voluntary or involuntary, provided that any involuntary termination is in compliance with this Employment Agreement, including the provisions of Section VII B, he shall not, either personally, or through an employer, firm, agent, servant, employee, partner, shareholder, representative, affiliate, or any other entity:

    A. Deliver products or services, or attempt to deliver products or services, which are of the same nature and type as those which Pilger provided or

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         offered during his employment under this Employment Agreement, to any customer of CRC, as of the date of Pilger's termination and the twelve
         (12) months immediately preceding such termination, without the prior written consent of CRC.

                                                                     EXHIBIT B


E. Employ or offer to employ any individual employed by CRC within the four (4) months preceding the termination of Pilger's employment, Of request, advise or entice any such individual to leave the employment of CRC, without the prior written consent of CRC, with the exception of Pilger's personal assistant.

    Pilger further agrees that in the event he breaches any of the covenants contained in this Section V of this Employment Agreement, irreparable injury will result to CRC, that CRC's remedy at law will be inadequate, and that CRC will be entitled to an injunction to restrain the continuing breach of this Employment Agreement by Pilger, his partners, agents, Servants, employees, or representatives, or any other persons or entities acting for or with him. CRC shall, without limitation, be entitled to damages, reasonable attorneys' fees, and all other costs and expenses incurred in connection with the enforcement of this Section V, in addition to any other rights or remedies which CRC may have at law or in equity.

    VI.    NONDISCLOSURE OF INFORMATION.

F. Pilger agrees that any information related to the business of CRC, or any of its clients or customers, which is acquired by Pilger during his employment by CRC shall be regarded as confidential and solely for the benefit of CRC. Pilger shall not, except as is necessary in the ordinary course of conducting business for CRC, use such information himself or disclose such information to any other person or entity, directly or indirectly, either during the term of this Employment Agreement or at any time thereafter, without the prior written consent of CRC.

G. Pilger shall not remove any records or documents from the premises of CRC or its clients in original, duplicate, or copied form, except as is necessary in the ordinary course of conducting business for CRC and subject to the approval of the CRC management person with authority to act on such matters. Pilger shall immediate deliver to CRC, upon termination of employment with CRC, or at any other time upon CRC's request, any and all such records or documents in Pilger's possession or control.

    VII.   TERMINATION.

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H.       Pilger's employment shall be terminated under any of the following circumstances:

8.            By mutual agreement of Pilger and CRC;

9.            Immediately, upon the death of Pilger;
                                                                     EXHIBIT B


10. CRC may terminate Pilger's employment hereunder, for Cause, at any time upon written notice to Pilger. For the purposes of this Agreement, CRC shall have "Cause" to terminate Pilger's employment hereunder in cases of gross dereliction of duty or other grave misconduct on the part of Pilger, which is substantially injurious to CRC; or

11. Voluntary termination by Pilger other than for Good Reason or upon change of control.

I. In the event that Pilger's employment is terminated under this Paragraph A1 or A2, Pilger's entitlement to compensation under Section IV hereof shall immediately cease. In termination under A3 Pilger's right to compensation under the terms of the Agreement shall continue until (i) both parties agree to cease payments under this Agreement, or (ii) a Court of competent jurisdiction renders a decision as to the Company's determinations.

J. In the event that Pilger's employment is terminated by CRC other than for Cause or by Pilger for Good Reason, Pilger shall be entitled to receive from CRC a lump-sum payment equal to all compensation payable to him under
    Section IV hereof through the end of the Initial Term, or if the Initial Term has expired, the end of the current one-year term. The foregoing lump-sum payment shall be made within 10 days of termination. For purposes of this Agreement, "Good Reason" means (i) the assignment of Pilger of any duties or responsibilities which in the reasonable judgment of Pilger are inconsistent in any respect with Pilger's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which in the reasonable judgment of Pilger results in a substantial diminishment in such position, authority, duties or responsibilities; (ii) the Company's requiring relocation of Pilger, without his prior written consent, to a place of employment other than Biloxi, Mississippi, except for travel reasonably required in the performance of Pilger's responsibilities; or (iii) the Company's failure to comply substantially with the provisions of Section IV of this Agreement.

K. In the event of a Change of Control of CRC, Pilger may elect to terminate his employment hereunder and receive from CRC the lump-sum

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    payment set forth in Paragraph C. For purposes of this Agreement, "Change of Control" shall mean the dissolution or liquidation of CRC, the reorganization, merger or consolidation of CRC with one or more corporations as a result of which CRC is not the surviving corporation, the sale of substantially all the assets of CRC to another corporation or entity, or the acquisition by any person or entity of more than (25%) or the total voting power of CRC's outstanding capital stock.

         VIII. BONUS. The compensation committee of the Board of Directors will determine whether Pilger will receive a bonus in any given year, aside from the bonus discussed in section IV.

         IX. CONSENT TO VENUE AND JURISDICTION. Pilger consents to venue and jurisdiction in the District Court of Hennepin County, State of Minnesota, and in the United States District Court for the District of Minnesota, and to service of process under Minnesota law, in any action commenced to enforce this Employment Agreement.

         X. ENTIRE AGREEMENT. This Employment Agreement constitutes the entire agreement between the parties, and may not be amended or modified except by mutual written agreement of CRC and Pilger.

         XI. SUCCESSORS AND ASSIGNS. Subject to the provisions herein, the benefits and obligations of this Employment Agreement shall be binding upon and inure to the Successors and assigns of CRC.

         XII. GOVERNING LAW. This Employment Agreement shall be construed under, and governed by, the laws of the State of Minnesota.

         XIII. NOTICE. Any notice or other communications required or permitted to be given to the parties hereto shall be deemed to have been given on the third (3rd) day following deposit in the United States mail, postage prepaid, and addressed to the appropriate party at the address of such party as may be, from time to time, provided in writing to the other.

         XIV. SEVERABILITY. If any provisions of this Employment Agreement shall, for any reason, be adjudged to be void, invalid or unenforceable by a court of law, the remainder of this Employment Agreement shall nonetheless continue and remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement.


                                            CASINO RESOURCE CORPORATION

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Dated:                            By
      ---------------               ---------------------------------
                                  Its
                                     --------------------------------

Dated:
      ---------------             -----------------------------------
                                  John J. Pilger